UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

QUEST SOLUTION, INC.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

860 Conger Street, Eugene, OR 97402

(Address of Principal Executive Offices) (Zip Code)

(514) 788-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is hereby made to the discussion of the Letter of Intent in Item 8.01 below.

On September 15, 2016, in connection with the execution of the Letter of Intent (defined below), Gilles Gaudreault, the Chief Executive Officer of Quest Solution, Inc. (the “Company”), has taken a leave of absence. Mr. Gaudreault intends to resign as a director and officer of the Company and its affiliates effective as of the date of the closing of the Transaction (defined below). The Board of Directors of the Company (the “Board”) has appointed Thomas O. Miller, the Company’s current President and Chairman of the Board, to serve as the Company’s Interim Chief Executive Officer during Mr. Gaudreault’s leave of absence.

Item 8.01.	Other Events.

On September 15, 2016, the Company and Quest Exchange Ltd. (“Quest Exchange”) entered into a non-binding letter of intent (the “Letter of Intent”) with Viascan Group Inc. (“VGI”) for the sale of the outstanding shares of Quest Solution Canada Inc. (formerly known as ViascanQData, Inc.) (“Quest Canada”) to VGI (the “Transaction”). VGI was the owner of Quest Canada prior to its acquisition by the Company and Quest Exchange effective on October 1, 2015. Mr. Gaudreault has an equity interest in VGI. The Company’s entering into the Letter of Intent was approved by a special committee of the Board comprised of independent directors, as well as a majority of the disinterested directors of the Board.

The Letter of Intent contemplates that, in consideration for the Transaction, VGI will remit to the Company or Quest Exchange: 5,200,000 exchangeable shares of Quest Exchange and 1,839,030 shares of the Company’s Series C Preferred Stock and the accrued dividends thereon. Under the Letter of Intent, VGI will provide additional consideration in the form of forgiveness or payment of certain debts owed by the Company or by leaving certain assets to the Company, as well as making certain cash payments to the Company over four or five months (subject to adjustment for the assumption or release of certain contracts and adjustment based on the value of net assets at closing). The Letter of Intent further contemplates that certain employees of the Company who are former employees of VGI will remit to the Company shares of the Company’s common stock and forgive certain amounts owed to them by the Company. The consideration given for the Transaction to the Company is estimated to be approximately $5.0 million (exclusive of the value of the contingent consideration discussed below). In return, the Company will forgive the entire balance of the debts owing by Quest Canada to the Company, estimated to be approximately $7.0 million. The consideration and intercompany debt described above are estimates and subject to adjustment at closing. The accounting non-cash net loss of the Transaction to the Company will be approximately $3.0 to $4.0 million (exclusive of the value of the warrant discussed below). The final terms and conditions of the Transaction will be set forth in the definitive agreement.

The Letter of Intent contemplates that, for a period of 10 years after the closing of the Transaction, the Company will have a right of first refusal for any offer to purchase Quest Canada and will be entitled to a warrant to receive 15% of the net proceeds (up to $2.3 million) in the event of a change of control or liquidity event involving Quest Canada.

The completion of the Transaction is subject to, and conditioned upon, among other things, the execution of a definitive agreement, receipt of resignations and releases from certain employees of the Company who are former employees of VGI, satisfaction of regulatory requirements, and receipt of various third party consents and agreements.

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Both parties have agreed to proceed to close the Transaction as soon as possible. Either party may terminate the Letter of Intent if the Transaction is not consummated by October 31, 2016, unless the only pending documents to be executed are third party consents, in which case the Letter of Intent may be terminated if the third party consents are not delivered by November 10, 2016.

On September 19, 2016, the Company issued a press release (the “Press Release”) announcing the entry into the Letter of Intent and the appointment of Mr. Miller as Interim Chief Executive Officer. The Press Release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 19, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2016

QUEST SOLUTION, INC.

By:	/s/ Thomas O. Miller
Thomas O. Miller
Interim Chief Executive Officer and President

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated September 19, 2016